STONEFIELD

JOSEPHSON, Inc.

Certified Public Accountants

Business Advisors

July 10, 2007

Securities and Exchange Commission

100 F. Street., N .E.

Washington, DC 20549

Gentlemen:

We have read the statements made by House of Taylor Jewelry Inc- (the "Company") pursuant to Item 4.01 (a) of Form 8-K. as part of the Form 8-K dated July 3, 2007, to be filed by the Company on or about July 10, 2007 (copy attached-) We agree with the statements concerning our firm contained under Item 401 (a) of such Form 8-K.

We have no basis to agree or disagree with other statements made in the Form 8-K.

Very Truly Yours,